Exhibit 99.1

NRx Pharmaceuticals Announces Close of $2.9 Million Registered Direct Offering

•	NRx Pharmaceuticals received approximately $2.9 million in cash from existing investors.

•	Offering will assist the Company to initiate its National Treatment Protocol and Safety Database for NRX-101 for Treatment-Resistant Bipolar Depression with Risk of Self Harm.

RADNOR, Pa., March 9, 2023 /PRNewswire/ — NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”), a clinical-stage CNS biopharmaceutical company, a Delaware Corporation, today announced that it consummated an offering of 3,766,666 shares of common stock and 3,766,666 warrants to purchase common stock at a combined purchase price of $0.75 per share of common stock and associated warrant. The shares of common stock purchased in the offering are subject to restriction on transfer for a period of six (6) months following issuance. The warrants have an exercise price of $0.75 per share, will be exercisable commencing six (6) months following issuance and will have a term of five years from the issuance date.

The gross proceeds from the offering are expected to be approximately $2.9 million. The Company anticipates utilizing the proceeds to initiate its safety database under an FDA expanded access protocol. This protocol is now enabled by the manufacturing release of expected commercial scale NRX-101 material.

NRx Pharmaceuticals’ CEO Stephen Willard said: “In a notably turbulent biotechnology securities market, we are appreciative of the ongoing support of knowledgeable and committed long-term-focused investors. All the investors in this offering have previously established positions in our Company. We view their investment as a vote of confidence in our work developing NRX-101 as one of the first oral antidepressants currently in late-stage clinical studies targeting the NMDA receptor in the brain as well as PTSD and other indications. To date, NRX-101 is the only oral NMDA investigational medicine focused on bipolar depression in patients with acute and sub-acute suicidality. The proceeds of this offering will be used to support general working capital needs, including our plan to initiate a national treatment protocol and safety database. This program will enable patients with treatment-resistant bipolar depression and active risk of self-harm to be treated by their physicians with NRX-101 and that will enable the Company to collect real-world data on the safety and clinical effectiveness of our medicine.

The securities in the offering described above are being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-265492) that was filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2022, and declared effective by the SEC on June 21, 2022. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of any such jurisdiction.

About NRx Pharmaceuticals

Clinical-stage biopharmaceutical company developing therapeutics for the treatment of central nervous system disorders, specifically suicidal depression and post-traumatic stress disorder (PTSD). The company’s lead program NRX-101, an oral, fixed-dose combination of D-cycloserine and lurasidone, targets the brain’s NMDA receptor and is being investigated in a Phase 3 trial under an FDA Special Protocol Agreement and Breakthrough Therapy Designation in patients with bipolar depression and suicidal ideation, an indication for which the only approved treatment is electroshock therapy. NRx Pharmaceuticals has also initiated a Phase 2b clinical trial in patients with Sub-Acute Suicidality, a substantially broader indication. The Breakthrough Therapy Designation and Special Protocol Agreement were awarded by the FDA based on the Company’s prior STABIL-B trial that demonstrated substantial improvement over available therapy in reducing depression and suicidality compared to placebo when patients were treated with NRX-101 after a single dose of ketamine.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

CORPORATE CONTACT
Ryan Sheffield
Chief of Staff
rsheffield@nrxpharma.com

INVESTOR RELATIONS
Suzanne Messere
Investor Relations

suzanne.messere@sternir.com